Exhibit 1

CONSENT OF KPMG LLP

The Board of Directors
DiamondCluster International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-31965) on Form S-8 of DiamondCluster International, Inc. of our report dated June 21, 2002 relating to the statements of net assets available for plan benefits of DiamondCluster International, Inc. 401(k) Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended and the supplemental schedule, which report appears in the December 31, 2001 Annual Report on Form 11-K of DiamondCluster International, Inc. 401(k) Plan.

/s/    KPMG LLP

Chicago, Illinois
June 26, 2002